Exhibit 2.2

Execution Version

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE AND SALE AGREEMENT

La Plata, Colorado, McKinley, Rio Arriba, Sandoval, and San Juan Counties, New Mexico

Subject to the terms of this agreement (this “Agreement”), EV Properties, L.P. (“Seller”), a Delaware limited partnership, agrees to (directly or indirectly) sell, transfer and convey (or cause to be transferred or conveyed with respect to the Fund XI Leases (as defined below)) to One Four Energy, LLC, a Delaware limited liability company (“Buyer”, and collectively with Seller, the “Parties”, and each of Seller and Buyer, a “Party”), and Buyer agrees to purchase, acquire and accept, (i) all of Seller’s (or in the case of EnerVest Energy Institutional Fund XI-A, L.P., and EnerVest Energy Institutional Fund XI-WI, L.P., each  a Delaware limited partnership (collectively, “Fund XI”) with respect to the Fund XI Leases, Fund XI’s) right, title and interest in and to (a)  (1) the oil and gas leases more fully described on the attached Exhibit A-1, including, without limitation, working interests, reversionary interests, royalty interests, overriding royalty interests, net revenue interests, farmout rights, options and other rights to the leases, fee minerals in place and all other interests of any kind or character associated with such leases (collectively, the “Seller Leases”) and  (2) the oil and gas leases more fully described on the attached Exhibit A-2, including, without limitation, working interests, reversionary interests, royalty interests, overriding royalty interests, net revenue interests, farmout rights, options and other rights to the leases, fee minerals in place and all other interests of any kind or character associated with such leases (collectively, the “Fund XI Leases”, together, with the Seller Leases, the “Leases”) together with any leases that are pooled or unitized with any of the Leases and all lands covered by the Leases or such pools or units (the “Lands”); (b) all oil and gas wells, water wells and other wells located on or under the Leases and/or Lands, including the oil and gas wells more fully described on the attached Exhibit B-1 and Exhibit B-2 (the “Existing Wells”) and the Future Wells (together with the Existing Wells, collectively, the “Wells”) and all hydrocarbons produced therefrom after the Effective Time; (c) all contracts affecting or associated with the Leases, Lands and Wells, including those set forth on the attached Exhibit C (excluding the Leases and Surface Rights, the “Contracts”); (d) all surface rights related to the Leases and Lands, including those set forth on the attached Exhibit D (the “Surface Rights”); (e) all offices set forth on the attached Exhibit E (including any owned or leased real or personal property relating thereto and to the extent they may be assigned by Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), any personal computers (excluding any software), network equipment and associated peripherals located thereon); (f) to the extent they may be assigned by Seller, (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), the associated equipment and facilities located on the Leases, Lands or Surface Rights and used in connection with operations thereon, including all drilling rigs, trucks, cars, vehicles, wellhead equipment, pumps, pumping units, hydrocarbon measurement facilities, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, pipe, parts, tools, telemetry devices; (g) all hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time; (h) all funds payable to owners of working interest, royalties, and overriding royalties in the Assets held in suspense by Seller (or by Seller’s agent, including without limitation EVOC) (collectively, the “Suspense Funds”); and (i) all lease files; land files, including unrecorded agreements related thereto; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; all geological and geophysical data (including all seismic data, seismic interpretations and reprocessed data) and all logs, cores and rights to access cores, interpretive data, technical evaluations and technical outputs (in each case, to the extent (A) assignable by Seller without payment of any fee unless Buyer agrees in writing to pay such fee and (B) not constituting proprietary information of Seller or a third party); and other books, records, data, files, and accounting records, in each case, to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (I) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted or prohibited by third-party agreement or applicable Law, (II) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (III) reserve studies and evaluations, and (IV) records relating to the negotiation and consummation of the sale of the Assets pursuant to this Agreement (subject to such exclusions, the “Records”) (collectively, less and except the Excluded Assets, the “Assets”) and (ii) all of the membership interests owned by Seller in EnerVest Mesa, LLC, Seller’s wholly-owned subsidiary and a disregarded entity for federal income Tax purposes (such entity, “EnerVest Mesa” and such interests, the “Equity Interests”).  The purchase price for the Assets and Equity Interests shall be Forty-Three Million Five Hundred Thousand Dollars ($43,500,000.00), subject to any adjustments that may be made under Section 4 (the “Purchase Price”), (i) $42,805,025.00 of which shall be paid to Seller and (ii) $694,975.00 of which shall be paid to Fund XI.  Concurrently with the execution of this Agreement, Buyer, Seller and Wells Fargo, N.A. (the “Escrow Agent”) shall enter into that certain Escrow Agreement (the “Escrow Agreement”) of even date herewith and Buyer shall deposit into the Escrow Account contemplated by the Escrow Agreement, via wire transfer of immediately available funds, the sum of Four Million Three Hundred Fifty Thousand Dollars ($4,350,000.00) representing ten percent (10%) of the unadjusted Purchase Price (such amount, the “Deposit”).  If the Closing (as hereinafter defined) occurs, the Deposit (plus any interest earned thereon) shall be applied as a credit toward the Purchase Price at Closing.  In the event this Agreement is terminated by Buyer or Seller in accordance with the terms of this Agreement, the Parties shall cause the Escrow Agent to pay the Deposit to Buyer or Seller in accordance with Section 20(b).

The sale contemplated in this Agreement is subject to the following terms and conditions:

1.          Effective Time.  The effective time of the purchase of the Assets and the Subsidiary Assets shall be 12:01 a.m. Central Time on October 1, 2018 (the “Effective Time”).

2.          Excluded Assets.  Seller shall reserve and retain the following “Excluded Assets”: (a) all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally; (b) all trade credits, all accounts, receivables, if any, and all other proceeds, income or revenues attributable to the Assets or the Subsidiary Assets with respect to any period of time prior to the Effective Time; (c) all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets or Subsidiary Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) any other Excluded Assets; (d) all hydrocarbons produced from the Assets or the Subsidiary Assets with respect to all periods prior to the Effective Time, other than those hydrocarbons produced from or allocated to the Assets or the Subsidiary Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time for which the Purchase Price is adjusted upward under Section 4; (e) all personal computers, network equipment and associated peripherals listed on Exhibit G; (f) all drilling rigs, other equipment, and all trucks, cars and vehicles not used in connection with operations on the Leases, Lands or Surface Rights, including those set forth on Exhibit G; (g) all master services agreements that are not solely related to the Assets or Subsidiary Assets or that cannot be transferred without the consent or payment of any fee, unless Buyer agrees in writing to pay such fee; (h) all easements, rights-of-way, surface rights, equipment, pipe and inventory (in each case, whether located on or off the Lands, the Subsidiary Lands, or Lands pooled or unitized therewith) that have not been and are not currently being used in connection with the ownership or operation of the Assets or Subsidiary Assets (other than any surface rights granted under any of the Leases or Subsidiary Leases, as applicable); (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents or communications between Seller and its legal advisors that may be protected by an attorney-client privilege (save and except for title opinions); (k) all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (l) all audit rights arising under any of the Contracts or Subsidiary Contracts or otherwise with respect to (i) any period prior to the Effective Time, with respect to the Assets or Subsidiary Assets or (ii) any of the other Excluded Assets; (m) all claims of Seller or any of its affiliates for refunds of, rights to receive funds from any governmental entities, or loss carry forwards or credits with respect to (i) any and all income or franchise Taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, (ii) any and all Asset Taxes allocable to Seller pursuant to Section 19, (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (iv) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets or Subsidiary Assets for any Tax period (or portion thereof) ending before the Effective Time; and (n) copies of the Records.

3.          Allocated Values.  The “Allocated Value” for each Well and Subsidiary Well, in each case, shall be agreed upon by Buyer and Seller and shall be set forth on Exhibit B.

4.          Purchase Price Adjustments.

(a)         Following Closing, Buyer (directly or indirectly through its interest in EnerVest Mesa) shall be entitled to all revenues, production, proceeds, income and products from or attributable to the Assets and Subsidiary Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all costs and expenses attributable to the Assets and Subsidiary Assets and incurred from and after the Effective Time, including overhead.  Seller (directly or indirectly through its interest in EnerVest Mesa) shall be entitled to all revenues, production, proceeds, income, accounts receivable and products from or attributable to the Assets and Subsidiary Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all costs and expenses attributable to the Assets and Subsidiary Assets and incurred prior to the Effective Time, including overhead.

(b)         The Purchase Price shall be, without duplication,

(i)          increased by the following amounts:

(1)         the aggregate amount of proceeds received by Buyer for which Seller would otherwise be entitled under Section 4(a) with respect to the Assets or Subsidiary Assets;

(2)         an amount equal to the market value of all hydrocarbons attributable to the Assets or Subsidiary Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case, that are, as of the Effective Time, (i) upstream of the pipeline connection or (ii) upstream of the sales meter, in each case, net of burdens;

(3)         the aggregate amount of all non-reimbursed costs and expenses which are attributable to the Assets during the period from and after the Effective Time and that have been paid by Seller;

(4)         the amount of all Asset Taxes allocable to Buyer pursuant to Section 19 but paid or otherwise economically borne by Seller;

(5)         the amount, if any, of imbalances in favor of Seller, multiplied by $2.26 /Mcf, or, to the extent that applicable Contracts or Subsidiary Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller (or EnerVest Mesa, as applicable) as of the Effective Time; and

(6)         any other upward adjustment provided for in this Agreement or mutually agreed upon by the Parties; and

(ii)         decreased by the following amounts:

(1)         the aggregate amount of proceeds received by Seller for which Buyer would otherwise be entitled under Section 4(a) with respect to the Assets or Subsidiary Assets;

(2)         the aggregate amount of all non-reimbursed costs and expenses which are attributable to the Assets or Subsidiary Assets during the period prior to the Effective Time and that have been paid by Buyer;

(3)         the amount of all Asset Taxes allocable to Seller pursuant to Section 19 but paid or otherwise economically borne by Buyer;

(4)         the amount, if any, of imbalances owing by Seller, multiplied by $2.26/Mcf, or, to the extent that applicable Contracts or Subsidiary Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller (or EnerVest Mesa, as applicable) as of the Effective Time;

(5)         subject to Section 11, the Title Defect Amount of any uncured Title Defects under Section 11(d)(i) and/or the Allocated Value of any excluded Title Defect Property (and associated Assets) under Section 11(d)(iii).

(6)         subject to Section 12, the Remediation Amount of any uncured Environmental Defects under Section 12(d)(i) and/or the Allocated Value of any excluded Environmental Defect Property (and associated Assets) under Section 12(d)(iii); and

(7)         any other downward adjustment provided for in this Agreement or mutually agreed upon by the Parties.

(c)         Not less than five (5) days prior to Closing, Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth, in reasonable detail, Seller’s estimate of the adjustments to the Purchase Price pursuant to this Section 4.  Not less than two (2) days prior to Closing, Buyer shall notify Seller if it disagrees with any item on such Preliminary Settlement Statement.  If the Parties cannot agree, the Purchase Price at Closing shall be based on the Preliminary Settlement Statement delivered by Seller and the final Purchase Price shall be determined pursuant to the final settlement statement (the “Final Settlement Statement”) which shall be prepared by Seller and delivered to Buyer within sixty (60) days following the Transition Date.  After receipt of the proposed Final

Settlement Statement from Seller, Buyer shall notify Seller of any disagreement that Buyer has with respect to the proposed Final Settlement Statement.  If Buyer does not notify Seller of any disagreement with respect to the proposed Final Settlement Statement within thirty (30) days of Buyer’s receipt of the proposed Final Settlement Statement, the proposed Final Settlement Statement will be deemed to be mutually agreed upon by the Parties and will be final and binding upon the Parties.  Seller and Buyer shall work in good faith to resolve any such disputes with respect to the Final Settlement Statement, and any disagreement between the Parties as to the Final Settlement Statement shall be decided by the Independent Expert referred to in Section 9 in Appendix I.

5.          Special Warranty of Title.  Notwithstanding any other provision contained herein to the contrary, Seller shall provide a special warranty of Defensible Title to the Assets in the Assignment by, through and under Seller, but not otherwise.  Buyer shall not be entitled to protection under such special warranty of Defensible Title to the Assets in the Assignment against any Title Defect asserted by Buyer or which Buyer had knowledge of but failed to assert with respect to the Assets prior to the Defect Claim Date.  If Buyer provides written notice of a breach of such special warranty of Defensible Title to Seller, Seller shall have a reasonable opportunity to cure such breach.  In any event, the recovery on a breach of Seller’s special warranty under the Assignment shall not exceed the Allocated Value of the affected Asset, unless such breach is related to a lien on the affected Asset that is greater than the Allocated Value of such Asset.

6.          Disclaimers.

(A)        EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 14 AND WITH RESPECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN SECTION 14) FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER GROUP).

(B)        EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 14 AND WITH RESPECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF SECTION 6(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF THE SELLER GROUP, AS TO (I) TITLE TO ANY OF THE ASSETS OR SUBSIDIARY ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS OR SUBSIDIARY ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS OR SUBSIDIARY ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR SUBSIDIARY ASSETS OR FUTURE REVENUES GENERATED

BY THE ASSETS OR SUBSIDIARY ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS OR SUBSIDIARY ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR SUBSIDIARY ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION, MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS OR SUBSIDIARY ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 14 OR THE ASSIGNMENT OR THE EQUITY ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS AND THE SUBSIDIARY ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(C)        EXCEPT AS SET FORTH IN SECTIONS 14(k), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS OR OTHER MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OR THE SUBSIDIARY ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS AND THE SUBSIDIARY ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(D)        SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS

SECTION 6 ARE CONSPICUOUS DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

7.          Obligations.

(a)         From and after the Closing, but without limiting Buyer’s right to indemnification under Section 8, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller with respect to the Assets, the Subsidiary Assets, and the Equity Interests, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including, without limitation, any and all obligations or liabilities relating to imbalances, suspense funds and plugging and abandonment obligations attributable to the Assets and Subsidiary Assets, Environmental Liabilities and all decommissioning liabilities, and including any and all Asset Taxes or other Taxes relating to the Assets, Subsidiary Assets and Assumed Obligations for any taxable period ending after the Effective Time and, with respect to any Straddle Period, the portion of such taxable period beginning on (and including) the day on which the Effective Time occurs (all of said obligations and liabilities, herein being referred to as the “Assumed Obligations”).

(b)         “Specified Obligations” shall be all obligations and liabilities solely to the extent arising out of or related to (i) personal injury or death to the extent occurring prior to the Closing; (ii) any offsite disposal of hazardous materials generated by Seller or EnerVest Mesa and taken from the Assets or Subsidiary Assets to offsite locations occurring prior to the Closing; (iii) any and all income or franchise Taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member; (iv) any and all Asset Taxes allocable to Seller pursuant to Section 19; (v) any and all other Taxes relating to the Assets, Subsidiary Assets or the Assumed Obligations for any taxable period ending on or before Effective Time and, with respect to any Straddle Period, the portion of such taxable period ending immediately prior to the date on which the Effective Time occurs; (vi) any and all Taxes imposed on any member of the Buyer Group as a transferee or successor of Seller or pursuant to any applicable law, in each case, for any taxable period ending on or before Effective Time and, with respect to any Straddle Period, the portion of such taxable period ending immediately prior to the date on which the Effective Time occurs; (vii) the employment relationship between Seller or EnerVest Mesa (or their affiliates) and any of their respective present or former employees or the termination of any such employment relationship prior to the Closing; and (viii) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable law, any royalties and other working interest amounts, in each case that are due by Seller or EnerVest Mesa (or on behalf of Seller or EnerVest Mesa) with respect to the Assets or Subsidiary Assets, as applicable, attributable to periods prior to the Closing date.

8.          Indemnities.

(a)         Buyer shall be responsible for and indemnify, defend, release and hold harmless Seller, its current and former affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Seller Group”) from and against any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith (collectively, “Damages”) caused by, arising out of or resulting from:

(i)          the Assumed Obligations;

(ii)         Buyer’s breach of any representation or warranty contained in this Agreement;

(iii)       Buyer’s breach of, or default under, any of its covenants or obligations under this Agreement; and

(iv)        (A) the ownership of the Equity Interests and EnerVest Mesa and (B) the business of EnerVest Mesa, in each case, from and after the Closing date (save and except for the Specified Obligations);

Buyer’s indemnity obligations set forth in this Section 8(a) shall survive the Closing of the transaction contemplated hereby without time limit.

(b)         Seller shall be responsible for and indemnify, defend, release and hold harmless Buyer, its current and former affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Buyer Group”) from and against all Damages caused by, arising out of or resulting from:

(i)          the Specified Obligations;

(ii)         Seller’s breach of any representation or warranty contained in the Agreement; and

(iii)       Seller’s breach of, or default under, any of its covenants or obligations under this Agreement.

Seller’s indemnity obligations set forth in Sections 8(a) and 8(b), respectively, shall survive the Closing of the transaction contemplated hereby for a period of twelve (12) months from the Closing date and shall thereafter terminate and have no further force or effect; provided that, notwithstanding the foregoing, (i) Seller’s obligations to indemnify Buyer for a breach of Section 8(b)(i) (with respect to only the liabilities described in clauses (iii) and (iv) of the definition of “Specified Obligations”) and Section 14(o) shall survive for the applicable statute of limitations period plus an additional thirty (30) days and (ii) Seller’s obligations to indemnify Buyer for the breach of a Fundamental Representation and Seller’s indemnity obligations in Section 8(b)(i) (with respect only to the liabilities described in clause (viii) of the definition of “Specified Obligations” that are attributable to claims for royalties owed to the Jicarilla Apache Nation (the “Jicarilla Royalties”)) shall survive [***].  Notwithstanding anything herein to the contrary, except for Seller’s indemnity obligations in Section 8(b)(i) (with respect only to the liabilities described in clause (vi) of the definition of “Specified Obligations” that are attributable to the Jicarilla Royalties), in no event shall Seller indemnify Buyer for (A) any individual claim that does not exceed [***] Dollars ($[***]) (the “Indemnification Threshold”), (B) any claims exceeding the Indemnification Threshold unless and until the aggregate amount of all indemnification claims (exceeding the Indemnification Threshold) for which Seller is liable under this Agreement exceed [***] percent ([***]%) of the Purchase Price (the “Indemnity Deductible”) and then only to the extent such liabilities exceed the Indemnity Deductible, and (C) aggregate indemnification claims in excess of [***] percent ([***]%) of the Purchase Price; provided, however, that Seller’s obligation to indemnify the Buyer for a breach of the Fundamental Representations, a breach of Seller’s representation set forth in Section 14(n), the Specified Obligations, the covenants set forth in this Agreement, and Seller’s special warranty of title shall be capped at the Purchase Price.

(C)        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, FROM AND AFTER CLOSING, THIS SECTION 8 CONTAINS BUYER’S EXCLUSIVE REMEDY AGAINST SELLER AND ANY MEMBER OF THE SELLER GROUP WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARTIES IN THIS AGREEMENT AND OTHERWISE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ASSETS, THE SUBSIDIARY ASSETS, AND THE EQUITY INTERESTS.  EXCEPT FOR THE REMEDIES SPECIFIED IN THIS SECTION 8, EFFECTIVE AS OF CLOSING, BUYER, ON ITS OWN BEHALF AND ON BEHALF OF THE BUYER GROUP HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER GROUP FROM ANY AND ALL PROCEEDINGS, CLAIMS AND DAMAGES WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ABSOLUTE OR CONTINGENT, WHICH BUYER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF THE ASSETS, THE SUBSIDIARY ASSETS, AND THE EQUITY INTERESTS OR THE OWNERSHIP, USE OR OPERATION THEREOF PRIOR TO CLOSING, OR THE CONDITION, QUALITY, STATUS OR NATURE OF ANY OF THE ASSETS OR SUBSIDIARY ASSETS PRIOR TO CLOSING, INCLUDING BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER GROUP.

(d)         The indemnity of each Party provided in this Section 8 shall be for the benefit of and extend to each person included in the Seller Group and the Buyer Group, as applicable; provided, however, that any claim for indemnity under this Section 8 by any such person must be brought and administered by a Party to this Agreement (at such Party’s sole discretion).

(E)        THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY OR VIOLATION OF ANY

LEGAL REQUIREMENT, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF.  THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES ANY APPLICABLE EXPRESS NEGLIGENCE RULE AND/OR CONSPICUOUSNESS REQUIREMENT (OR SIMILAR RULES OR REQUIREMENTS) UNDER APPLICABLE LAW.

9.          Due Diligence Review; Access to Files.  Buyer shall have until the Closing date to examine the Assets and the Subsidiary Assets, production records, operational records and the Records, and Seller shall allow Buyer reasonable access to its files relating to the Assets and the Records in Seller’s possession at its offices and will provide Buyer a reasonable opportunity to inspect the Assets, the Subsidiary Assets and the Records, in each case, during normal business hours following reasonable prior written notice.  Notwithstanding the provisions of this Section 9, (a) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable third parties, and (b) Seller, at its sole discretion, after reasonable request by Buyer, may grant Buyer access to operate equipment or conduct any invasive testing, sampling, boring, drilling or similar investigation activities (commonly referred to as a “Phase II Environmental Site Assessment”).  Except as otherwise permitted by Seller in its sole discretion, any environmental review conducted by Buyer or its representatives shall not exceed the review contemplated by a Phase I Environmental Site Assessment.

10.        Specific Performance.   Prior to Closing, Seller and Buyer acknowledge that the remedies at law or in equity of Seller and Buyer for a breach or threatened breach of this Agreement may be inadequate and, in recognition of this fact, either Party, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

11.        Title Defect Notices; Title Defect Adjustments.

(a)         Certain Title Defect Terms.  Appendix I is hereby incorporated by reference.

(b)         Title Defect Notices.  On or before 5:00 p.m., Central Time, on the date that is seven (7) days prior to the Closing date (the “Defect Claim Date”), Buyer shall deliver claim notices to Seller meeting the requirements of this Section 11 (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable and good faith opinion, constitute Title Defects.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect or other title matter that Buyer fails to assert as a Title Defect in a sufficient Title Defect Notice received by Seller on or before the Closing date.  To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the individual Well or Subsidiary Well (and in each case, any associated Assets or Subsidiary Assets) affected by the Title Defect (each such Asset or Subsidiary Asset, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with specific supporting detail) upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to provide Seller weekly written notice of all Title Defects discovered by Buyer, which notice may be supplemented on or prior to the Defect Claim Date.

(c)         Seller’s Right to Cure.  Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the expiration of ninety (90) days following the Closing (the “Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer.  Buyer will act in good faith and reasonably cooperate with Seller after the Closing in order for Seller to cure a Title Defect.

(i)          If Seller elects to cure a Title Defect pursuant to Section 11(c) and Seller and Buyer mutually agree that a Title Defect with respect to a Transferred Title Defect Property (as defined below) has been cured, then within five (5) business days after such determination, Seller and Buyer shall execute and deliver all necessary documents to cause the amount withheld in the Defects Escrow (as defined in Section 11(d)(ii)) with respect thereto (and any interest earned thereon) to be released to Seller in accordance with the terms of the Escrow Agreement.  If Seller and Buyer mutually agree that a Title Defect with respect to a Transferred Title Defect Property has been partially cured, then Seller and Buyer shall reasonably agree upon the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon) in accordance with the terms of the Escrow Agreement.  If as of the 90th day following the Closing, Seller has been unable to cure, or has only partially cured, a Title Defect (and there is no dispute as to whether or not it has been cured or partially cured) with respect to a Transferred Title Defect Property, the amount withheld in the Defects Escrow with respect to the uncured portion thereof shall be released to Buyer, and the amount withheld in the Defects Escrow with respect to the cured portion thereof shall be released to Seller (in both cases, together with any interest earned thereon) and, in both cases, in accordance with the terms of the Escrow Agreement.  If by such 90th day following the Closing, Seller and Buyer have not agreed whether there has been a satisfactory resolution of a Title Defect with respect to a Transferred Title Defect Property, then such disagreement shall be resolved as provided in Section 9 of Appendix I (provided, the amount owed to Buyer and/or Seller shall be released from the Defects Escrow to the applicable Party (together with any interest earned thereon)).

(ii)         With respect to each Title Defect that has been fully cured in accordance with the provisions hereof after the Closing but prior to the expiration of the Cure Period, Seller and Buyer shall, within five (5) business days following Seller’s notice of cure, jointly instruct the Escrow Agent to pay any applicable amounts withheld in the Defects Escrow thereof to Seller.

(iii)       If a Title Defect Property is retained by Seller pursuant to Section 11(d)(iii) and Seller thereafter cures, during the Cure Period, the Title Defect for which such exclusion was made, then within five (5) business days after the expiration of the Cure Period, subject to any other provisions of this Agreement, such Title Defect Property (or portion thereof) that was previously excluded shall again be subject to the terms of this Agreement and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property and, contemporaneously with Buyer’s payment, Seller shall convey to Buyer such previously excluded Title Defect Property (or portion thereof) pursuant to an assignment instrument in form and substance of Exhibit F-1.

(d)         Remedies for Title Defects.  Subject to (w) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to cure any Title Defect under Section 11, whether before, at or after Closing, if any Title Defect timely asserted by Buyer in accordance with Section 11(b) is not cured by Closing, then in connection with the Closing, Seller shall, at its sole option and discretion, elect one of the following remedies for such Title Defect:

(i)          Seller shall convey (directly or indirectly through the transfer of the Equity Interests in the case of a Subsidiary Asset) the entirety of the Title Defect Property that is subject to such Title Defect, which Seller has elected not to cure, to Buyer, together with all associated Assets or Subsidiary Assets, as applicable, at Closing, and make an accompanying reduction to the Purchase Price in an amount determined pursuant to Appendix I as being the Title Defect Amount;

(ii)         Seller shall convey (directly or indirectly through the transfer of the Equity Interests in the case of a Subsidiary Asset) the entirety of the Title Defect Property that is subject to such Title Defect, which Seller has elected to cure, to Buyer, together with all associated Assets or Subsidiary Assets, at Closing, and make a reduction to the Purchase Price in an amount determined pursuant to Appendix I as being the Title Defect Amount (or, if the Title Defect Amount is in dispute, Seller’s reasonable, good faith determination thereof) (the “Title Defects Escrow Amount” and together with the Escrowed Remediation Amount (as hereinafter defined), the “Defects Escrow Amount”).  At the Closing, an amount equal to the Defects Escrow Amount shall be retained in the Escrow Account (or if the Defects Escrow Amount exceeds the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at the Closing) (the Escrow Account, for such purposes, the “Defects Escrow”).  The Defects Escrow Amount with respect to any Title Defect Property will remain therein until released as provided in Section 11(c)(i), and any such Title Defect Property shall be referred to as a “Transferred Title Defect Property”; or

(iii)       If the Title Defect Amount for any Title Defect affecting an Asset equals the Allocated Value of such Title Defect Property, subject to Seller’s right to cure in Section 11(c), Seller shall retain the entirety of the Title Defect

Property that is subject to such Title Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Title Defect Property (and associated Assets that are so excluded).

(e)         Title Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment, for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed [***] Dollars ($[***]) per Title Defect Property (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder, including any claim for any breach of the special warranty of Defensible Title, for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller and (y) Title Defect Properties retained by Seller pursuant to Section 11(d)(iii)), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects Remediated by Seller and (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d)(iii)), exceeds (B)  [***] percent ([***]%)  of the unadjusted Purchase Price (the “Aggregate Deductible”), in which case Buyer shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the Title Defect Amounts with respect thereto are in excess of such Aggregate Deductible.

(F)         EXCLUSIVE REMEDY.  EXCEPT FOR ANY OF BUYER’S REMEDIES UNDER THIS AGREEMENT FOR A BREACH OF ANY OF THE EXPRESS PROVISIONS OF THIS AGREEMENT OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE, THE PROVISIONS OF SECTION 11(D) SHALL BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO ANY TITLE DEFECT OR OTHER TITLE MATTERS.  BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER RIGHTS OR REMEDIES WITH RESPECT THERETO.

12.        Environmental Defects.

(a)         Certain Environmental Defect Terms.  Appendix II is hereby incorporated by reference.

(b)         Assertions of Environmental Defects.  On or before the Defect Claim Date, Buyer shall deliver claim notices to Seller meeting the requirements of this Section 12 (collectively, the “Environmental Defect Notices”, and each individually, an “Environmental Defect Notice”) setting forth any matters that constitute Environmental Defects.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, the provisions of  Section 12(d) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental, health or safety matters and Buyer shall be deemed to have waived, and Seller shall have no liability for, any environmental, health or safety matters, including any Environmental Defect, that Buyer fails to assert as an Environmental Defect in a sufficient Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect (including the applicable Environmental Law(s) violated thereby), (ii) identification of the Asset(s) or Subsidiary Assets affected by the alleged Environmental Defect (each such Asset or Subsidiary Asset, as applicable, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Buyer asserts is attributable to the alleged Environmental Defect.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to provide Seller weekly written notice of all Environmental Defects discovered by Buyer during the preceding period after the date the Agreement is signed and prior to delivery of such notice, which notice may be supplemented on or prior to the Defect Claim Date.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.

(c)         Seller’s Right to Cure.  Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to the expiration of the Cure Period, any Environmental Defect of which it has timely received an Environmental Defect Notice from Buyer.  Seller’s election to attempt to cure an Environmental Defect shall be without prejudice to its rights under this Agreement and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature, or Remediation Amount of such Environmental Defect.  During the period following the Closing and until the expiration of the Cure Period, Buyer will act in good faith and reasonably cooperate with Seller after the Closing in order for Seller to Remediate an Environmental Defect and shall provide (or cause to be provided) to Seller and its representatives access to the Assets and Records in connection with Seller’s efforts to Remediate alleged Environmental Defects.

(i)          If Seller elects to attempt to cure an Environmental Defect pursuant to Section 12(c) and Seller and Buyer mutually agree that an Environmental Defect with respect to a Transferred Environmental Defect Property has been Remediated, then within five (5) business days after such determination, Seller and Buyer shall execute and deliver all necessary documents to cause the Defects Escrow (as defined in Section 11(d)(ii)) with respect thereto (and any interest earned thereon) to be released in accordance with the terms of the Escrow Agreement.  If Seller and Buyer mutually agree that an Environmental Defect with respect to a Transferred Environmental Defect Property has been partially Remediated, then Seller and Buyer shall reasonably agree upon the portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon) in accordance with the terms of the Escrow Agreement.  If as of the 90th day following the Closing, Seller has been unable to Remediate, or has only partially Remediated, an Environmental Defect (and there is no dispute as to whether or not it has been Remediated or partially Remediated) with respect to a Transferred Environmental Defect Property, the amount withheld in the Defects Escrow with respect to the uncured portion thereof shall be released to Buyer, and the amount withheld in the Defects Escrow with respect to the cured portion thereof shall be released to Seller (in both cases, together with any interest earned thereon) and, in both cases, in accordance with the terms of the Escrow Agreement.  If by such 90th day following the Closing, Seller and Buyer have not agreed whether there has been a satisfactory resolution of an Environmental Defect with respect to a Transferred Environmental Defect Property, then such disagreement shall be resolved as provided in Section 9 of Appendix I (provided, the amount owed to Buyer and/or Seller shall be released from the Defects Escrow to the applicable Party (together with any interest earned thereon)).

(ii)         With respect to each Environmental Defect that has been fully Remediated in accordance with the provisions hereof at Closing but prior to the expiration of the Cure Period, Seller and Buyer shall, within five (5) business days following Seller’s notice of Remediation, jointly instruct the Escrow Agent to pay any applicable amounts withheld in the Defects Escrow thereof to Seller.

(iii)       If an Environmental Defect Property is retained by Seller pursuant to Section 12(d)(iii) and Seller thereafter Remediates, during the Cure Period, the Environmental Defect for which such exclusion was made, then within five (5) business days after the expiration of the Cure Period, subject to any other provisions of this Agreement that would require the exclusion of such Asset or Subsidiary Asset, such Environmental Defect Property (or portion thereof) that was previously excluded shall again be subject to the terms of this Agreement and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property, and, contemporaneously with Buyer’s payment, Seller shall convey to Buyer such previously excluded Environmental Defect Property (or portion thereof) pursuant to an assignment instrument in form and substance of Exhibit F-1.

(d)         Remedies for Environmental Defects.  Subject to (w) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (x) the Individual Environmental Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to Remediate any Environmental Defect under Section 12(c) if any Environmental Defect timely asserted by Buyer in accordance with Section 12(b) is Remediated, then in connection with the Closing Seller shall, at its sole option and discretion, elect one or more of the following remedies for such Environmental Defect; provided, if the Remediation Amount for any such Environmental Defect affecting an Asset equals or exceeds the Allocated Value of such Environmental Defect Property, Buyer may separately elect to exclude the Environmental Defect Property that is subject to such Environmental Defect in its entirety, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and make an accompanying reduction to the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets that are so excluded:

(i)         Seller shall convey (directly or indirectly through the transfer of the Equity Interests in the case of a Subsidiary Asset) the entirety of the Environmental Defect Property that is subject to such Environmental Defect, which Seller has not elected to cure, to Buyer, together with all associated Assets or Subsidiary Assets, at Closing, and make an accompanying reduction to the Purchase Price by the Remediation Amount for such Environmental Defect agreed to by the Parties or otherwise determined pursuant to Section 6 of Appendix II;

(ii)        Seller shall convey (directly or indirectly through the transfer of the Equity Interests) the entirety of the Environmental Defect Property that is subject to such Environmental Defect, which Seller has elected to cure, to Buyer, together with all associated Assets or Subsidiary Assets, at Closing, and make a reduction to the Purchase Price in an amount determined pursuant to Appendix II as being the Remediation Amount (or, if the Remediation Amount is in dispute, Seller’s reasonable, good faith determination thereof).  At the Closing, the Remediation Amount (including any disputed amounts) shall be retained in the Defects Escrow (the “Escrowed Remediation Amount”).  The Escrowed Remediation Amount with respect to any Environmental Defect Property will remain therein until released as provided in Section 12(c)(i), and any such Environmental Defect Property shall be referred to as a “Transferred Environmental Defect Property”; or

(iii)       If the Remediation Amount for any such Environmental Defect affecting an Asset equals or exceeds the Allocated Value of such Environmental Defect Property, Seller may elect to retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and make an accompanying reduction to the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets that are so excluded.

If the option set forth in clause (i) above is selected, subject to Seller’s right to Remediate any Environmental Defect under Section 12(c), (x) Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all liabilities with respect thereto, and (y) Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.  If Seller elects to attempt to Remediate any Environmental Defect pursuant to Section 12(c), Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, to the extent necessary, hereby grants to Seller and its representatives access to (x) the Assets to conduct such Remediation and (y) any utilities located on the Assets or Subsidiary Assets in order to undertake such Remediation.

(e)         EXCLUSIVE REMEDY.  EXCEPT FOR ANY OF BUYER’S REMEDIES UNDER THIS AGREEMENT FOR A BREACH OF ANY OF THE EXPRESS PROVISIONS OF THIS AGREEMENT, THE PROVISIONS OF SECTION 12(D) SHALL BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO ANY ENVIRONMENTAL DEFECT OR OTHER ENVIRONMENTAL, HEALTH OR SAFETY MATTERS.  BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER RIGHTS OR REMEDIES WITH RESPECT THERETO.

(f)         Environmental Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed [***] Dollars ($[***]) (the “Individual Environmental Defect Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects Remediated by Seller and (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d)(iii)), plus (2) the Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller and (y) Title Defect Properties retained by Seller pursuant to Section 11(d)(ii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Environmental Defects only to the extent that the Remediation Amounts with respect thereto are in excess of such Aggregate Deductible.

13.        NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets and the Subsidiary Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or the Subsidiary Assets or associated with the Assets or the Subsidiary Assets.  Equipment and sites included in the Assets may contain asbestos, naturally occurring radioactive material (“NORM”) or other hazardous materials.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The Wells and Subsidiary Wells, materials and equipment located on the Lands, Subsidiary Lands, or included in the Assets or Subsidiary Assets may contain NORM and other wastes or hazardous materials.  NORM containing material and/or other wastes or hazardous materials may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other hazardous materials from the Assets and Subsidiary Assets.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Assets or Subsidiary Assets or the properties underlying the Assets or Subsidiary Assets except to the extent the presence of NORM gives rise to a current violation of, or liability under, Environmental Law.

14.        Seller’s Representations and Warranties.  Seller represents and warrants that:

(a)         Seller and EnerVest Mesa are duly qualified to do business in each jurisdiction where the Assets or Subsidiary Assets, as applicable, are located.  This Agreement (and transactions contemplated hereunder) has been duly and validly authorized by all necessary limited partnership action on the part of Seller and constitutes the legal, valid and binding obligation of Seller.

(b)         Seller has incurred no obligation, contingent or otherwise, for any brokers’, finders’, or consultants’ fees for which Buyer will be liable.

(c)         There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ knowledge, threatened against Seller, EnerVest Mesa or any other affiliate of Seller, and Seller and EnerVest Mesa are not insolvent or generally not paying their debts when they become due.

(d)         Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of the transaction contemplated hereby by Seller and EnerVest Mesa shall (i) contravene, conflict with or result in a violation of any provision of the organizational or other governing documents of Seller or EnerVest Mesa, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers, or members of Seller or EnerVest Mesa or (iii) contravene, conflict with or result in a violation of, or give any governmental authority or other person the right to challenge the transaction contemplated hereby, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any legal requirement or order to which Seller or EnerVest Mesa may be subject.

(e)         Other than the Jicarilla Royalties, there is no material lawsuit, action, administrative or arbitration proceeding or litigation by any person by or before any governmental authority or arbitrator, pending or, to Seller’s knowledge, threatened against Seller with respect to Seller’s ownership or operation of the Assets or EnerVest Mesa’s ownership or operation of the Subsidiary Assets.

(f)         Except for any customary post-Closing consents or as set forth on Schedule 14(f), there are no preferential rights to purchase or consents to assignment in respect of the Assets that Seller will convey to the Buyer under this Agreement.

(g)         Except as set forth on Exhibit C, there are no Contracts or Subsidiary Contracts that have a material effect on the ownership or operation of the Assets or Equity Interests.  Further, to Seller’s knowledge, (i) all Contracts set forth on Exhibit C are in full force and effect, and (ii) no Party is in material default or breach of any such Contract or Subsidiary Contract.

(h)         Except as set forth on Schedule 14(h), there is no material uncured violation by Seller of any applicable laws (excluding Environmental Laws) with respect to the ownership and operation of the Assets; provided, that to the extent applicable to the operation of any Assets that are not operated by Seller, EVOC or their respective affiliates, this representation shall be deemed qualified by the phrase “to Seller’s knowledge”.

(i)          Except as set forth on Schedule 14(i), with respect to the Assets and the Subsidiary Assets as of the Effective Time, there are no over-production or under-production or over-deliveries or under-deliveries with respect to hydrocarbons produced from or allocated to the Assets and the Subsidiary Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases or Subsidiary Leases, and imbalances under gathering or transportation agreements.

(j)          Schedule 14(j) sets forth, as of the date of this Agreement, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than Fifty Thousand Dollars ($50,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets or Subsidiary Assets, and which are binding on the owner of the Assets or Subsidiary Assets following the Effective Time, to drill or rework any Wells or Subsidiary Wells or for other capital expenditures for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

(k)         Except as set forth on Schedule 14(k), (a) there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any governmental body with respect to the Assets or Equity Interests alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (b) Seller has received no notice from any governmental body or other person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or Subsidiary Assets or the ownership or operation of any thereof, and (c) to Seller’s knowledge, there is no uncured material violation by Seller of any Environmental Laws with respect to Seller’s ownership of the Assets or Subsidiary Assets.

(l)          Except for the Jicarilla Royalties, Seller has duly and properly paid, or caused to be duly and properly paid in all material respects, all royalties payable by Seller during Seller’s ownership of the Assets or EnerVest Mesa’s ownership of the Subsidiary Assets, as applicable.

(m)        With respect to EnerVest Mesa, Seller represents and warrants the following:

(i)          EnerVest Mesa is a Texas limited liability company.  EnerVest Mesa has all requisite limited liability company power and authority to own and operate the Subsidiary Assets and to carry on its business as now conducted.  EnerVest Mesa is duly licensed or qualified to do business as a foreign limited liability company and in good standing in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law.  EnerVest Mesa is not in default in the performance, observance or fulfillment of any provision of its governance documents.

(ii)         Assuming (x) the receipt of all customary post-Closing consents and all other applicable consents and approvals set forth in Schedule 14(f) and (y) the waiver of any preferential rights to purchase set forth on Schedule 14(f) neither the execution and delivery of this Agreement by the Parties nor the consummation of the transactions contemplated herein shall, directly or indirectly, with or without notice or lapse of time, (1) conflict with or result in a breach of any provisions of the governance documents of EnerVest Mesa, (2)  result in the creation of any material encumbrance on any Subsidiary Asset or result in a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Subsidiary Lease, easement, Subsidiary Contract, note, bond, mortgage, indenture, license or other material agreement to which EnerVest Mesa is a party or by which EnerVest Mesa or its Subsidiary Assets may be bound or (3) violate any Law applicable to EnerVest Mesa or any of its Subsidiary Assets in any material respect.

(iii)       Seller owns one hundred percent (100%) of the total issued and outstanding shares of EnerVest Mesa.  The Equity Interests (x) are not represented by certificates, (y) are duly authorized, validly issued, fully paid and non-assessable, and (z) were issued to Seller in compliance with the governance documents of each specified Subsidiary, all applicable Subsidiary Contracts and Laws.  Seller has legal, beneficial and record title to all of the Equity Interests free and clear of any encumbrances other than EnerVest Mesa’s governance documents, and, except for this Agreement and any debt instruments that will be released at Closing, there are no Contracts, warrants, options, commitments or other rights that could require Seller to sell, encumber, transfer, swap or otherwise dispose of the Equity Interests in EnerVest Mesa, other than this Agreement, or issue any other membership interests in EnerVest Mesa.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests of EnerVest Mesa.  Immediately upon consummation of the transactions contemplated in this Agreement, Buyer will own all of the Equity Interests free and clear of all encumbrances, other than the governance documents of EnerVest Mesa or any encumbrances created by, through or under Buyer or its affiliates, or any restrictions on transfer that may be imposed by federal or state securities Laws.

(iv)        EnerVest Mesa does not own, directly or indirectly, any capital stock of or other equity interests in any person and does not have any ownership rights or interests in any joint venture or similar business arrangement.

(v)         Except for the Jicarilla Royalties or any liabilities incurred in the ordinary course of business and consistent with past practice, EnerVest Mesa has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) in excess of Fifty Thousand Dollars ($50,000).  This representation will not be deemed breached as a result of changes in generally accepted accounting principles in the United States, consistently applied (“GAAP”) or other accounting principles or in Law after the date hereof.

(vi)        As of the Closing date, EnerVest Mesa has Defensible Title to the Subsidiary Assets unto Buyer by, through and under EnerVest Mesa, but not otherwise.  Buyer shall not be entitled to protection under such special warranty of Defensible Title to the Subsidiary Assets against any Title Defect asserted by Buyer or which Buyer had knowledge but failed to assert with respect to the Subsidiary Assets prior to the Closing date.

(vii)       EnerVest Mesa will not have any outstanding indebtedness on the part of Seller, EnerVest Mesa or any of their respective affiliates at Closing.

(n)         All material Tax Returns required to be filed by EnerVest Mesa since October 1, 2015, or with respect to the Assets and the Subsidiary Assets have been duly and timely filed and such material Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes that are due and owing by EnerVest Mesa or with respect to the Assets and Subsidiary Assets have been timely paid in full.  There are no material audits or proceedings with respect to Taxes currently ongoing, pending or threatened in writing against EnerVest Mesa or with respect to the Assets or Subsidiary Assets, and no material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against EnerVest Mesa or with respect to the Assets or Subsidiary Assets that has not been fully paid.  EnerVest Mesa is, and at all times since October 1, 2015 has been, classified as an entity that is disregarded as separate from its owner for U.S. federal (and applicable state and local) income Tax purposes.  None of the Assets or the Subsidiary Assets is subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement, “Taxes” means all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes, any payments in lieu of taxes or other similar payments, charges, fees, fines, levies, imposts, customs or duties in the nature of a tax, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(o)         Except as disclosed on Schedule 14(o): (a) the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all laws of all governmental bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not reasonably be expected to have a material adverse effect; and (b) Seller has not received any written notice from or entered into any arrangement with any governmental body relating to any claimed violation of or noncompliance with, any law with respect to the Assets that remains unresolved or requires continued action.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law or any Tax liabilities or Tax laws.

(p)         Except as set forth on Schedule 14(p), there is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Lands by reason of condemnation or the threat of condemnation.

(q)         Except for (a) the rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered by such Lease, (b) any throughput deficiencies and gas balancing arrangements attributable to or arising out of any Contract, (c) any burdens and (d) any imbalances, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment, to deliver hydrocarbons attributable to the Assets, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.

(r)         Except as set forth on Schedule 14(r), Seller does not hold any material Suspense Funds.

(s)         Seller is not in material breach of, and, to Seller’s knowledge, no other party is in material breach of, any Leases or Subsidiary Leases or easements or rights-of-way affecting the Leases or Subsidiary Leases.

(t)          Except for wells listed on Schedule 14(t), there are no dry holes, or shut-in or otherwise inactive wells, located on the Leases or on lands pooled or unitized therewith, except for wells that have been plugged or abandoned in compliance with applicable laws and except for wells drilled to depths not included within the Lands.

(u)         The Existing Wells listed on Exhibit B are all the wells located on the lands covered by the Leases other than wells that have been permanently plugged and/or abandoned in accordance with all applicable legal requirements.

(v)         Seller has applied for or obtained all permits necessary or appropriate to own and, if applicable, operate the Assets as presently being owned and operated, by Seller, and such permits are in full force and effect (and, with respect to the permits held by Seller, are transferable to Buyer or are subject to being routinely replaced by a license or permit issued to Buyer as a successor owner of the Assets) except, in each case, for consents and approvals of governmental authorities that are customarily obtained after Closing.  Seller is operating the Assets it operates in compliance with the terms and conditions of all such permits.  Except as disclosed on Schedule 14(v), Seller has not received written notice of any violations with respect to any permits.

(w)        Seller and EnerVest Mesa do not have, and during the past six (6) years have not had, any employees, whether as a direct employer, co-employer, joint employer, or otherwise.

(x)         To the extent the representations and warranties in Sections 14(i),  (j),  (o), (p), (q), and (t) apply to any Assets or Subsidiary Assets which are not operated by Seller or its affiliates, each and every such representation and warranty shall be deemed qualified by the phrase, “to Seller’s knowledge.”

Seller’s representations and warranties set forth in this Section 14 shall survive the Closing of the transaction contemplated hereby for a period of twelve (12) months from the Closing date and shall thereafter terminate and have no further force or effect, except for (i) Section 14(o), which shall survive for the applicable statute of limitations period plus an additional thirty (30) days, (ii) Section 14(k), which shall survive only until the Closing date and thereafter terminate and have no further force or effect, and (iii) the Fundamental Representations, which shall survive without time limit.

15.        Buyer’s Representations and Warranties.  Buyer represents and warrants that:

(a)         Buyer is duly qualified to do business in each jurisdiction where the Assets are located.  This Agreement (and transactions contemplated hereunder) has been duly and validly authorized by all necessary limited liability company action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer.

(b)         Buyer has incurred no obligation, contingent or otherwise, for any brokers’, finders’ or consultants’ fees for which Seller will be liable.

(c)         There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.

(d)         Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the transaction contemplated hereby by Buyer shall (i) contravene, conflict with or result in a violation of any provision of the organizational or other governing documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members (or similar governing body) of Buyer or (iii) contravene, conflict with or result in a violation of, or give any governmental authority or other person the right to challenge the transaction contemplated hereby, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any legal requirement or order to which Buyer may be subject.

(e)         There is no suit, action or litigation by any person by or before any governmental authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened, against Buyer, that would have the effect of preventing, delaying, making illegal or otherwise interfering with Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(f)         Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (i) deliver the amounts due at the Closing, (ii) take such actions as may be required to consummate the transaction contemplated hereby and (iii) timely pay and perform Buyer’s obligations under this Agreement.  Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

(g)         Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

(h)         Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Section 14 and the special warranty of Defensible Title as set forth in the Assignment with respect to the Assets, Buyer has relied or shall rely on its own independent investigation and evaluation of the Assets and Subsidiary Assets, which investigation and evaluation was done by Buyer and its own legal, tax, economic, environmental, engineering, geological and geophysical advisors.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate of Seller (except the specific representations and warranties of Seller set forth in Section 14 and the special warranty of Defensible Title in the Assignment with respect to the Assets).  Buyer hereby acknowledges that, other than the representations and warranties made in Section 14 and the special warranty of Defensible Title in the Assignment with respect to the Assets, neither Seller nor any representatives, consultants or advisors of Seller or its affiliates make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Assets, Subsidiary Assets or Equity Interests.

Buyer’s representations and warranties set forth in this Section 15 shall survive without time limit.

16.        Seller’s Conditions to Close.  The obligations of Seller to consummate the transactions provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

(a)         The representations and warranties of Buyer set forth in Section 15 shall be true and correct in all material respects as of the Closing (except with respect to the representations and warranties set forth in Section 15(a),  15(b) and 15(c) which shall be true in all respects) as though made on and as of the Closing.

(b)         Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

(c)         No material suit, action, or other proceeding instituted by any person (other than Seller or any affiliate of Seller) shall be pending before any governmental authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any governmental authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no law, statute, rule, regulation or other requirement has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(d)         An authorized officer of Buyer shall have executed and delivered (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing date certifying on behalf of Buyer that the conditions set forth in Section 16(a) and 16(b) have been fulfilled by Buyer.

(e)         Buyer shall have executed and delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the adjusted Purchase Price, required to be delivered by Buyer under Section 18.

If the sum of all (i) Title Defect Amounts, (ii) Remediation Amounts, (iii) downward Purchase Price adjustments under Section 21(p) and (iv) downward Purchase Price adjustments under Section 21(q) exceeds twenty percent (20%) of the unadjusted Purchase Price, Seller may, at its sole discretion, terminate this Agreement.

17.        Buyer’s Conditions to Close.  The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:

(a)         The representations and warranties of Seller set forth in Section 14 shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except with respect to the representations and warranties set forth in Section 14(a),  14(b), and 14(c) which shall be true in all respects).

(b)         Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

(c)         No material suit, action, or other proceeding instituted by any person (other than Buyer or any affiliate of Buyer) shall be pending before any governmental authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any governmental authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(d)         An authorized officer of Seller shall have executed and delivered (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing date certifying on behalf of the Seller that the conditions set forth in Section 17(a) and 17(b) have been fulfilled by Seller.

(e)         Seller shall have executed and delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 18.

If the sum of all (i) Title Defect Amounts, (ii) Remediation Amounts, (iii) downward Purchase Price adjustments under Section 21(p) and (iv) downward Purchase Price adjustments under Section 21(q) exceeds twenty percent (20%) of the unadjusted Purchase Price, Buyer may, at its sole discretion, terminate this Agreement.

18.        Closing.  Closing shall occur on April 1, 2019 (the “Closing”), or on such other date as Seller and Buyer may agree upon in writing.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or legal holiday on which banks located in Houston, Texas are open for business.  At Closing, (a) Buyer shall pay to each of Seller and Fund XI their respective portion of the Purchase Price (as adjusted, if applicable, under Section 4) via separate wire transfers of immediately available funds, (b) the Parties shall instruct the Escrow Agent to pay to Seller the amount (if any) by which the Deposit (and any interest earned thereon) exceeds the Defects Escrow Amount to Seller, (c) (i) Seller will execute and deliver an assignment, conveyance and bill of sale covering the Assets (except for the Suspense Funds, which shall be transferred by EVOC, as Seller’s agent, as described in the Transition Services Agreement) in the form attached hereto as Exhibit F-1 (the “Assignment”), together with any other instrument or document (e.g., Bureau of Indian Affairs or Bureau of Land Management assignment forms) and (ii) Seller shall cause Fund XI to execute and deliver an assignment, conveyance and bill of sale covering the Assets (except for the Suspense Funds, which shall be transferred by EVOC, as Seller’s agent, as described in the Transition Services Agreement) in the form  of the Assignment, mutatis mutandis, together with any other instrument or document (e.g., Bureau of Indian Affairs or Bureau of Land Management assignment forms), (d) Seller will execute and deliver an assignment of Equity Interests in the form attached hereto as Exhibit F-2 (the “Equity Assignment”), (e) the Buyer will execute and deliver, and Seller will cause EVOC to execute and deliver, a Transition Services Agreement substantially in the form attached hereto as Exhibit H (the “Transition Services Agreement”), (f) the Parties shall take such further actions as may be reasonably necessary to evidence and effectuate the transaction contemplated by this Agreement, (g) Buyer shall obtain replacements for the bonds, letters of credit and guarantees necessary to terminate the obligations of Seller or its affiliates with respect to the Assets and Buyer shall provide evidence of the posting of such bonds or other securities with all applicable governmental authorities meeting the requirements of such authorities, (h) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) is neither a disregarded entity nor a foreign person within the meaning of the Code and Treasury Regulations promulgated thereunder, and (i) Seller will execute and deliver a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its affiliates affecting the Assets.  The Closing shall be held at the offices of Seller, or at such other location or through such other methods as may be mutually agreed upon by Seller and Buyer.

19.        Taxes.

(a)         All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.  Buyer shall be responsible for, and shall bear and pay, all sales, use, transfer, stamp, registration and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”).  Seller shall bear and pay all ad valorem, property, excise, severance, production, sales, use and similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a government authority in connection with such Taxes) based upon operation or ownership of the Assets or Subsidiary Assets or production of hydrocarbons or the receipt of proceeds therefrom (for the avoidance of doubt, excluding any Transfer Taxes) (collectively, the “Asset Taxes”) assessed with respect to the ownership and operation of the Assets or Subsidiary Assets for (i) any period ending prior to the Effective Time, and (ii) with respect to any Tax period beginning before and ending after the Effective Time (a “Straddle Period”), the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs.  All Asset Taxes arising on or after the Effective Time (including all Asset Taxes for the portion of any Straddle Period beginning on the date on which the Effective Time occurs) shall be allocated to and borne by Buyer.  To the extent the actual amount of any Asset Taxes described in this Section 19 is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 4, as applicable, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of such adjustment.  Upon determination of the actual amount of Asset Taxes, payments will be made to the extent necessary to cause the appropriate Party to bear the Asset Taxes allocable to such Party under this Section 19 (without duplication of any amounts that were reflected as an adjustment to the Purchase Price).  For purposes of allocation between the Parties of Asset Taxes: (A) Asset Taxes that are attributable to the severance or production of hydrocarbons or otherwise imposed on a transactional basis (other than Asset Taxes described in clause (B) below) shall be allocated to the period in which the severance, production or other transaction giving rise to such Asset Taxes occurred; and (B) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of such Straddle Period beginning on the date on which the Effective Time occurs (which shall be Buyer’s responsibility).  For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the date on which the Effective Time occurs and the period beginning on the date on which the Effective Time occurs.

(b)         Other than with respect to Tax periods ending prior to the Effective Time (which shall be prepared by Seller), Buyer shall be responsible for filing with the appropriate governmental authorities all returns (including information returns), reports, statements, schedules, notices, forms, elections, estimated Tax filings, claims for refund or other documents filed with or submitted to, or required to be filed with or submitted to, any governmental authority with respect to any Taxes, including any schedule or attachment thereto and including any amendment thereof (“Tax Returns”), in each case, for Asset Taxes or with respect to EnerVest Mesa, that are required to be filed after the Closing and paying the Taxes reflected on such Tax Returns, subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible under Section 19(a), except to the extent such Asset Taxes were reflected as an adjustment to the Purchase Price.  Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable law.  Buyer shall provide Seller with a copy of any such Tax Return for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.  Buyer shall indemnify and hold the Seller harmless for any failure to file such Tax Returns and to make such payments.

(c)         Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of any Tax Returns, state and federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to Taxes.

(d)         Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 19(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 19(a).  If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 19(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)         Seller shall deliver to Buyer a schedule with an allocation of the Purchase Price (and any liabilities assumed by Buyer under this Agreement or other amounts that are treated as consideration for United States federal income Tax purposes) among the Assets and the Subsidiary Assets in accordance with Section 1060 of the Code (the “Tax Allocation”) within ninety (90) days after the Closing date.  Seller and Buyer each agree to prepare, and to cause their respective affiliates to prepare all Tax Returns, including Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Tax Allocation, as revised to take into account subsequent revisions by Seller as a result of adjustments to the Purchase Price, and the Parties shall not take any position inconsistent therewith on any Tax Return or in connection with any Tax audit, claim or similar proceeding, unless required to do so by any applicable law after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Tax Allocation.

(f)         Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable law.

(g)         Buyer shall inform Seller of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to any Tax period ending prior to the Effective Time or any Straddle Period.  With respect to any Tax Contest for which Seller may be liable for any Damages relating thereto, Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (x) Seller shall promptly notify Buyer in writing of its intention to control such Tax Contest, (y) in the case of a Tax Contest relating to Asset Taxes for a Straddle Period or that also involves Taxes for a taxable period beginning after the Effective Time, Buyer shall be entitled to participate in all proceedings in connection with any such Tax Contest (to the extent permitted by the applicable taxing authority) and (z) if any Tax Contest would materially increase the Tax liability or indemnification obligations of the Buyer Group, or any of their affiliates in any taxable period beginning after the Effective Time, the Tax Contest shall not be settled or resolved without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if Seller elects not to control such Tax Contest or fails to notify Buyer in writing, within ten (10) business days after receipt of notice from Buyer of the commencement of the Tax Contest, of its election to control such Tax Contest as provided in this Section 19(g), Buyer shall control, in good faith, such Tax Contest and may seek indemnification for any and all Damages based upon, arising from or relating to such Tax Contest for which Buyer is not otherwise responsible hereunder; provided,  however, that the Tax Contest shall not be settled or resolved without Seller’s consent, which consent shall not be unreasonably withheld or delayed.  The failure of Buyer to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect Seller’s obligations with respect thereto except to the extent that Seller can demonstrate actual loss and prejudice as a result of such failure.  Buyer shall use its reasonable efforts to provide Seller with such assistance as may be reasonably requested by Seller in connection with a Tax Contest controlled solely or jointly by Seller.

20.        Termination.

(a)         Subject to Section 20(b), this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:

(i)          by mutual written agreement of Seller and Buyer;

(ii)         by Seller or Buyer if the other Party has materially breached this Agreement and such breach causes any of the conditions to close of the non-breaching Party set forth in Sections 16 and 17, respectively, not to be satisfied as of Closing; provided, however, that in the case of a breach that is capable of being cured, the breaching Party shall have until the earlier of (A) ten (10) days following notice of breach to attempt to cure the breach and (B) one (1) business day prior to the Outside Date;

(iii)       by Seller or Buyer, pursuant to the last paragraph of Section 16 or 17, respectively or by Buyer pursuant to Section 21(k); or

(iv)        by Seller or Buyer if the closing shall not have occurred on or before the April 15, 2019 (the “Outside Date”);

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (ii) or (iv) if such Party is at such time in material breach of any provision of this Agreement.

(b)         Remedies.

(i)          If Seller has the right to terminate this Agreement pursuant to (A) Section 20(a)(ii), or (B) Section 20(a)(iv) in a situation where the conditions to Closing set forth in Section 17 have been satisfied or waived in writing by Buyer (excluding conditions that by their terms, cannot be satisfied until the Closing), and Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, then Seller shall, as its sole and exclusive remedy, be entitled to terminate this Agreement and cause the Parties to promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Seller as liquidated damages.  THE PARTIES RECOGNIZE THAT ACTUAL DAMAGES FOR BUYER’S BREACH WOULD BE DIFFICULT TO ASCERTAIN WITH REASONABLE CERTAINTY AND THAT THE DEPOSIT WOULD BE REASONABLE LIQUIDATED DAMAGES FOR SUCH BREACH.

(ii)         If Buyer has the right to terminate this Agreement pursuant to (A) Section 20(a)(ii) or (B) Section 20(a)(iv) in a situation where the conditions to Closing set forth in Section 16 have been satisfied or waived in writing by Seller (excluding conditions that by their terms, cannot be satisfied until the Closing), and Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, then Buyer shall, as its sole and exclusive remedy, be entitled to (x) terminate this Agreement and cause the Parties to promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Buyer, or (y) in lieu of terminating this Agreement, seek specific performance.

(iii)       If this Agreement terminates for reasons other than those set forth in Section 20(b)(i), then (A) the Parties shall have no liability or obligation hereunder as a result of such termination, (B) the Parties shall promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Buyer, and (C) Seller shall be free immediately to enjoy all rights of ownership of the Assets and Equity Interests and to sell, transfer, encumber or otherwise dispose of the Assets and Equity Interests to any person without any restriction under this Agreement.  If either Party first seeks specific performance under clause (i) or (ii), as applicable, but is unable to recover therefor from a court of competent jurisdiction, such Party may thereafter elect to terminate this Agreement and pursue its other remedy under clause (i) or (ii), as applicable.  The following provisions shall survive termination: Sections 8,  9,  20(b),  21(a),  21(b),  21(c),  21(d),  21(e), 21(f),  21(g),  21(h),  21(j),  21(k),  21(l),  21(n) and the definitions of all the capitalized terms.

21.        Miscellaneous.  The Parties further agree as follows:

(a)         Assignment.  Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld for any reason in the sole discretion of the non-assigning Party; provided, however, that Buyer may assign its rights or obligations under this Agreement to its affiliate without the prior written consent of Seller provided such affiliate provides a written assumption to Seller of all of Buyer’s obligations under this Agreement.

(b)         Further Assurance.  After Closing, Seller and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are agreed to by the Parties in this Agreement and reasonably requested by the other Party for carrying out the purposes of this Agreement or any document delivered pursuant to this Agreement (including, but not limited to, access to the documents and records of the other Party required for an audit and/or subsequent financing or sale transaction).

(c)         Governing Law; Venue; Jury Waiver.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law principles; provided,  however, that any matters related to real property shall be governed by the laws of the state in which the applicable real property is located.  Each of the Parties consent to the exercise of jurisdiction in personam by the United States Federal District Courts or State Courts located in Houston, Harris County, Texas.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE EQUITY ASSIGNMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(d)         Amendment.  This Agreement may be amended only by written instrument executed by both Parties.

(e)         Confidentiality.  The Parties shall keep this Agreement and their negotiations with respect to the Assets strictly confidential and, without the prior written consent of the other Party, shall not disclose the same to any third person or Party other than to their respective affiliates and such Party’s and its affiliates’ respective officers, directors, managers, members, employees, agents, advisors, attorneys, consultants and representatives.  The Parties shall be entitled to disclose the terms of this Agreement with marketing companies with which the Parties have prior dedications covering the Lands and any holders of preferential rights to purchase or consents to assign rights that are triggered by this transaction.

(f)         Counterparts; Treatment as Original.  This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together shall constitute the same agreement, and any signature hereto delivered by a Party by facsimile or other electronic transmission (e.g., email) shall be deemed an original signature hereto for all purposes.

(g)         Press Release.  If any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review at least one (1) business day prior to the time that such press release or other public announcement is to be made.  The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof.  Failure to agree or to provide comments back to the other Party within one (1) business day of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof, so long as the reviewing Party’s name is not included in the release or announcement.  Seller and Buyer shall each be liable for the compliance of their respective affiliates with the terms of this Section 21(g).  No Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).  Notwithstanding anything in this Section 21(g) to the contrary, nothing in this Section 21(g) shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable law, or the rules of any stock exchange upon which such Party’s or such Party’s affiliate’s capital stock is traded; provided,  however, to the extent reasonably practicable, prior written notification shall be given to the other Party prior to any such announcement or statement.

(h)         Notices.  All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, if mailed by registered or certified mail, postage prepaid, delivered by recognized overnight courier service, to the address as set forth below:

SELLER

EV Properties, L.P.

1001 Fannin Street, Suite 750

Houston, Texas 77002

Attention: Michael E. Mercer

Email: mmercer@hvstog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

Attention: Rahul Vashi

E-mail: rahul.vashi@kirkland.com

BUYER

One Four Energy, LLC

3838 Oak Lawn Avenue

Suite 710

Dallas, TX 75219

Attention: Andrew Imel

Phone: (214) 760-6744

E-mail: aimel@vaughnpetroleum.com

with a copy to (which shall not constitute notice):

Locke Lord LLP

2200 Ross Avenue, Suite 2800

Dallas, TX 75201

Attention: Jason Schumacher

E-mail: jaschumacher@lockelord.com

(i)          Disclosures with Multiple Applicability; Materiality.  If any fact, condition, or matter disclosed by Seller on an Exhibit and/or Schedule is reasonably apparent that the description of such fact, condition, or matter in the language on Seller’s Exhibits and/or Schedules applies to more than one (1) provision of this Agreement, the single disclosure of such fact, condition or matter on Seller’s Exhibits and/or Schedules shall constitute disclosure with respect to all applicable provisions of this Agreement to which such fact, condition, or other matter applies, regardless of the provision of Seller’s Exhibits and/or Schedules in which such fact, condition or other matter is described.

(j)          Limitation on Damages.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NO MEMBER OF BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO (AND EACH SUCH MEMBER WAIVES) CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, IN CONNECTION WITH EITHER THIS AGREEMENT, THE ASSIGNMENT OR THE EQUITY ASSIGNMENT DELIVERED AT CLOSING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(k)         Time.  Time is of the essence in this Agreement.  Without limiting the generality of the foregoing, this Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed herein.

(l)          Casualty Loss.  Notwithstanding anything herein to the contrary, from and after the execution of this Agreement, if Closing occurs, Buyer shall assume all risk of loss with respect to the depreciation of Assets and Subsidiary Assets due to ordinary wear and tear.  If, after the execution of the Agreement but prior to or on the Closing date, any portion of the Assets or Subsidiary Assets are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain by any governmental entity, whether or not fixed or repaired or in any way remediated (each a “Casualty Loss”), Buyer and Seller shall nevertheless be required to proceed with Closing.  Notwithstanding such Casualty Loss, in the event of any such Casualty Loss, at the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets or Subsidiary Assets, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, titles and interests of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.  Notwithstanding anything to the contrary contained in this paragraph, if prior to the Closing, Assets or Subsidiary Assets having an aggregate Allocated Value constituting more than fifteen percent (15%) of the Purchase Price are damaged or destroyed by fire or other casualty, or taken in condemnation or under the right of eminent domain, or proceedings for such purpose are pending or threatened, Buyer shall have the right to terminate this Agreement.

(m)        References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words  “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  All references to “$” or “Dollars” shall be deemed references to United States Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

(n)         No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and no other party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.  Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any non-Party to this Agreement.

(o)         Operation of Business.  Until Closing, Seller (a) will (and, as applicable, will cause EnerVest Mesa to) operate its business in the ordinary course consistent with past practices as a reasonably prudent operator, (b) will not (and, as applicable, will cause EnerVest Mesa not to), without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)          expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller or Buyer to expend funds), or otherwise incur any other obligations or liabilities, in connection with the ownership or operation of the Assets or Subsidiary Assets after the date hereof, other than routine expenses incurred in the normal operation of the existing wells on the Lands and Subsidiary Lands, except in the event of an emergency requiring immediate action to protect life or preserve the Assets or Subsidiary Assets;

(ii)        except where necessary to prevent termination of an oil and gas lease or other material agreement covering Seller’s interest in the Assets (or EnerVest Mesa’s interest in the Subsidiary Assets):

(1)         propose to or agree to the drilling of additional wells, or propose the deepening, of any existing wells;

(2)         propose or agree to the conducting of any other operations which require consent under the applicable operating agreement;

(3)        propose or agree to the conducting of any other operations other than the normal operation of the existing wells on the Lands or Subsidiary Lands; or

(4)         propose to or agree to the abandonment of any wells on the Lands or Subsidiary Lands;

Seller agrees that it will advise Buyer of any such proposals made by third parties and will not agree to any such proposal made by a third party unless the prior written consent of Buyer is obtained (which consent shall not be unreasonably withheld, delayed or conditioned);

(iii)       commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets or Subsidiary Assets in excess of Fifty Thousand Dollars ($50,000), net to Seller’s working interest, or make any capital expenditures in excess of Fifty Thousand Dollars ($50,000), net to Seller’s working interest, or voluntarily terminate, materially amend or extend any material Contract;

(iv)       fail to maintain insurance coverage on the Assets and Subsidiary Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force;

(v)         fail to use commercially reasonable efforts to maintain in full force and effect all Leases and Subsidiary Leases;

(vi)        fail to maintain all material governmental authorizations;

(vii)      transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets and Subsidiary Assets or material rights related thereto, except for sales and dispositions of hydrocarbon production and obsolete or worn out equipment made in the ordinary course of business consistent with past practices;

(viii)     enter into any long-term hydrocarbon production sales agreements or hedging arrangements affecting the Assets or Subsidiary Assets;

(ix)       grant any preferential right or other right to purchase, or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets or Subsidiary Assets to Buyer;

(x)         resign as operator of the operated Assets or Subsidiary Assets;

(xi)        without Buyer’s written consent, make any non-consent elections with respect to operations affecting any of the Assets or Subsidiary Assets;

(xii)      fail to promptly give Buyer notice of any written notice claiming any default or violation received or given by Seller under any Lease or Subsidiary Lease, contract or law affecting any Asset or Subsidiary Asset that would reasonably be expected to be material to the Assets, taken as a whole;

(xiii)     charge Buyer as an expense after the date hereof any fee for operating the Assets or Subsidiary Assets (except permitted charges for Seller’s overhead as provided for in Section 4(a)), overhead charged to Seller by a third-party pursuant to a validly existing operating agreement and actual expenses incurred by Seller for operating the Assets or Subsidiary Assets.  Buyer’s approval of any action restricted by this Section 21(n) shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period.  In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Buyer of such action promptly thereafter.  Buyer acknowledges that Seller may own an undivided interest in certain Assets and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 21(n) nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 21(n);

(xiv)     amend the governance documents of EnerVest Mesa or take any action with respect to any recapitalization, reorganization, liquidation, dissolution or winding up of EnerVest Mesa;

(xv)       cause EnerVest Mesa to:

(1)         hire any new employees;

(2)         make material changes to any current employee’s compensation or benefits; or

(3)         adopt or make changes to any employee benefits plans;

(xvi)     authorize, issue, sell or otherwise dispose of any Equity Interests of EnerVest Mesa;

(xvii)    voluntarily incur any indebtedness of EnerVest Mesa;

(xviii)   fail to maintain EnerVest Mesa’s limited liability company existence or consolidate or merge with any other person;

(xix)     except as may be required to meet the requirements of applicable laws or GAAP, change any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the business of EnerVest Mesa;

(xx)      change any material election with respect to Taxes, including any new material election with respect to Taxes that is inconsistent with past practices, change any material method of Tax accounting, change a Tax accounting period, file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; and

(xxi)     commit to do any of the foregoing.

(p)         Employment Matters.  Seller will use its reasonable best efforts to provide Buyer within two (2) business days of the execution of this Agreement with a list of the name, job title, hourly rate or annual salary, as applicable, and any bonus opportunity (or other incentive compensation) of all employees of EnerVest Operating, L.L.C. (“EVOC”) or its affiliates whose jobs relate to the Assets and are available for hire by Buyer following the Closing of the transaction contemplated hereunder (the “Available Employees”).  Seller shall provide a benefits summary to Buyer of the benefit plans provided to Available Employees by EVOC and/or its affiliates.  From and after the date this Agreement is executed, Seller will use its reasonable best efforts to ensure that Buyer is permitted to meet with, interview, and make offers of employment (on terms determined by Buyer in its sole discretion) to Available Employees in connection with prospective employment with Buyer or its affiliates; provided that, (i) Buyer must notify Seller at least ten (10) days prior to the Transition Date of all Available Employees to which offers are expected, in good faith, to be made and (ii) any such offers to the Available Employees shall be in writing and contingent on the Closing of the transaction contemplated hereunder.  Buyer is responsible for scheduling any meetings or interviews with the Available Employees.  Any meetings or interviews between Buyer and Available Employees shall be scheduled at times and places that are not unreasonably inconvenient or disruptive to Seller, EVOC, or its affiliates, with reasonable advance notice being provided to Seller.  It is understood that Buyer shall have no obligation to interview or make an offer of employment to any of the Available Employees. Seller will cause EVOC to terminate each Available Employee who has accepted an offer of employment with Buyer on the Transition Date effective at 11:59 p.m., Central Time. Buyer shall hire the Available Employees effective at 12:00 a.m., Central Time on the immediately following day.  Upon request of Buyer, Seller shall reasonably confirm that EVOC and/or its affiliates have not made any unauthorized material representations or promises, oral or written, to the Available Employees concerning employment by Buyer and that EVOC has refrained from discouraging any Available Employee who is offered employment by Buyer from accepting employment with the Buyer or soliciting or endeavoring to solicit, or rehire any such Available Employee for a period of two (2) years following the Transition Date. Notwithstanding the foregoing, the preceding sentence shall not apply to (x) any hiring by EVOC or its affiliate as a result of any solicitation that consists of a general advertisement or solicitation by EVOC or its Affiliate through the use of media advertisements, the internet, or professional search firms that is not targeted at any Available Employee (y) any hiring of any person by EVOC or its affiliate whose employment with Buyer was involuntarily terminated, or (z) any hiring of any person who contacts EVOC or its Affiliate on his or her own initiative without any prior solicitation by EVOC or its Affiliate. Buyer shall not be responsible for any costs, obligations or liabilities which may result from the termination of employment by EVOC and/or its affiliates of any Available Employee or the decision by Buyer not to offer employment with Buyer to any such Available Employee.  Buyer makes no representations or warranties with respect to the comparability of Buyer’s salaries, wages and employee benefits to those offered by EVOC and its affiliates.  Buyer specifically disclaims any obligation to remunerate employees of EVOC and its affiliates who, following the Transition Date, will be employed by Buyer, at levels comparable to the aggregate remuneration provided to such employees while employed by EVOC and/or its affiliates.  Seller shall confirm with EVOC and its affiliates that they have taken all necessary actions to comply with Worker Adjustment and Retraining Notification Act (“WARN”).  Seller acknowledges that EVOC and its affiliates, as applicable, shall be solely responsible for and shall pay in full to all Available Employees all compensation, bonuses and other payments, and all sick pay, vacation pay (including pay with respect to accrued, unused vacation), and any other benefits otherwise payable under EVOC’s or its affiliate’s benefit plans, accrued to the Transition Date for which EVOC and/or its affiliates are obligated thereunder, and Seller shall confirm all such obligations to such employees will be satisfied.  “Transition Date” means the end of the Term under the Transition Services Agreement as the Term is defined therein.

(q)         Preferential Purchase Rights.  Seller shall, prior to the Closing date, provide all notices necessary to comply with or obtain the waiver of all preferential rights to purchase which are triggered by this transaction prior to the Closing date and in compliance with the contractual provisions applicable thereto.  To the extent any such preferential rights to purchase are exercised by any holders thereof, then the Asset(s) and Subsidiary Asset(s) subject to such preferential rights to purchase shall not be sold to Buyer and shall be excluded from the Assets or Subsidiary Assets, as applicable, and sale under this Agreement and shall be considered Excluded Assets.  The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) and Subsidiary Asset(s) so retained.  On the Closing date, if the time period for exercising any preferential rights to purchase has not expired, but no notice of waiver (nor of the exercise of such preferential rights to purchase) has been received from the holder thereof, then the Asset(s) and Subsidiary Asset(s) subject to such preferential rights to purchase shall be included in the Assets and Subsidiary Assets sold (directly or indirectly through the transfer of the Equity Interests) to Buyer at the Closing, with no adjustment to the Purchase Price.  After the Closing, if the holder of such preferential rights to purchase exercises the preferential rights to purchase, then Buyer shall convey the affected Asset(s) or Subsidiary Asset(s), as applicable, to such party, and shall receive the consideration for such affected Asset(s) or Subsidiary Asset(s), directly from such party.  If any holder of a preferential right to purchase initially elects to exercise that preferential right to purchase, but after the Closing date, refuses to consummate the purchase of the affected Asset(s) and Subsidiary Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the transactions contemplated by this Agreement, Buyer shall purchase such Asset(s) and Subsidiary Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 4), and the closing of such transaction shall take place on a date reasonably designated by Seller not more than one hundred eighty (180) days after the Closing date.  If such holder’s refusal to consummate the purchase of the affected Asset(s) or Subsidiary Asset(s) occurs prior to the Closing date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the transactions contemplated hereby, Buyer shall purchase the affected Asset(s) or Subsidiary Asset(s) at the Closing in accordance with the terms of this Agreement.

(r)         Consents.  Seller shall, prior to the Closing date, provide all notices required to comply with or obtain all consents in compliance with the contractual provisions applicable thereto required for the transfer of the Assets.

(i)          If Seller fails to obtain any consent necessary for the transfer of any Asset or (indirectly through the transfer of the Equity Interests) the Subsidiary Assets to Buyer, Seller’s failure shall be handled as follows:

(1)         If the consent is not a consent with respect to which (a) there is a provision within the applicable instrument that such consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets or Subsidiary Assets to be assigned (any consent described in the foregoing clauses (a) or (b), a “Required Consent”); provided that, for the avoidance of doubt, “Required Consent” does not include any consent, which, by its terms, cannot be unreasonably withheld, (unless clause (b) of the preceding sentence applies), then the affected Assets or Subsidiary Assets shall nevertheless be conveyed at the Closing as part of the Assets or Subsidiary Assets.

(2)         If the consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets or Subsidiary Assets (which affected Assets or Subsidiary Assets shall include all Leases, Subsidiary Leases, Wells and Subsidiary Wells affected by the Contract or Lease for which a consent is refused or unobtained), and the affected Assets or Subsidiary Assets shall be treated as Excluded Assets.

(ii)         Notwithstanding the provisions of Section 21(q), if Seller obtains a consent described in Section 21(q) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) or Subsidiary Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) or

Subsidiary Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 4).

(s)         Distribution of Excluded Subsidiary Assets.  Prior to the Closing, EnerVest Mesa shall be permitted to convey any Subsidiary Assets excluded from Closing pursuant to Section 21(o) or Section 21(q) (whether by assignment, spin-off, dividend or otherwise) in such manner as Seller shall determine; provided, however, that any such conveyance shall be effectuated in as tax efficient manner as practicable with respect to each of Seller, EnerVest Mesa and Buyer.

*       *       *       *       *

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of February 13, 2019.

SELLER:

EV PROPERTIES, L.P.
By: EV Properties GP, LLC
Its General Partner

By:	/s/ Michael E. Mercer
Michael E. Mercer
President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER

ONE FOUR ENERGY, LLC

By: Vaughn Petroleum, LTD., Member
By: Vaughn Production Company, LLC,
its general partner

By:	/s/ Robert C. Vaughn, Jr.
Name:	Robert C. Vaughn, Jr.
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX I.

1.          Defensible Title.  “Defensible Title” shall mean title of Seller as of the Effective Time that, subject to Permitted Encumbrances:

(a)         with respect to the Target Formation of each Well or Subsidiary Well shown in Exhibit B entitles Seller to receive not less than the NRI shown in Exhibit B, for such Well or Subsidiary Well, as applicable, except for (1), decreases in connection with those operations in which Seller may from and after the execution of the Agreement elect to be a non-consenting co-owner in compliance with Section 21(o), (2) decreases resulting from the establishment or amendment of pools or units, (3) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, (4) decreases resulting from actions by Buyer, (5) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Effective Time, elects not to consent, or prior to the Effective Time, elected not to consent, and (6) as otherwise stated in Exhibit B;

(b)         with respect to the Target Formation of each Well or Subsidiary Well shown in Exhibit B, obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well or Subsidiary Well (as applicable) of not more than the working interest shown in or Exhibit B for such Well or Subsidiary Well, as applicable except (1) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Effective Time under applicable operating agreements, (2) increases to the extent that such increases are accompanied by a proportionate (or greater than proportionate) increase in Seller’s NRI with respect to such Well or Subsidiary Well, (3) increases resulting from actions by Buyer, (4) increases resulting from the establishment or amendment of pools or units, and (5) as otherwise stated Exhibit B;

(c)         with respect to each Asset or Subsidiary Asset, is free and clear of all encumbrances.

2.          Fundamental Representations.  “Fundamental Representations” shall mean the representations, in the case of Seller, in Section 14(a),  Section 14(b),  Section 14(c) and Section 14(d).

3.          Net Revenue Interest.   “NRI” shall mean with respect to a Well or Subsidiary Well, the decimal interest of Seller in and to all production of hydrocarbons produced and saved or sold from or allocated to such Well or Subsidiary Well (limited to the Target Formation of such Well or Subsidiary Well), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens upon, measurable or payable out of production therefrom.

4.          Target Formation.  “Target Formation” shall mean (a) with respect to each Existing Well or Subsidiary Well, the currently producing formation of such Existing Well or Subsidiary Well, and (b) with respect to each Future Well, the Mancos Shale Formation as set forth on Exhibit I.

Appendix I to PSA

5.          Future Wells.   “Future Well” shall mean a well identified on Exhibit B to be drilled in the future on a Future Location identified for such well on the map set forth on Exhibit B.

6.          Future Location.   “Future Location” shall mean, for each Future Well identified on Exhibit B, the location for such Future Well set forth on the map contained on Exhibit B.

7.          Permitted Encumbrances.  “Permitted Encumbrances” shall include:

(a)         the terms and conditions of all Contracts, Subsidiary Contracts, Leases or Subsidiary Leases (including with respect to (x) any Leases or Subsidiary Leases that have expired, or will expire, pursuant to their express terms, and (y) any portions of any Leases or Subsidiary Leases that are lost as the result of any vertical or horizontal “Pugh clauses” or other similar provisions contained therein) and burdens if the net cumulative effect of such Contracts, Subsidiary Contracts, Leases or Subsidiary Leases and burdens does not operate to:  (i)  reduce the NRI of Seller with respect to any Well or Subsidiary Well to an amount less than the NRI set forth Exhibit B for such Well or Subsidiary Well, as applicable; or (ii) obligate Seller to bear a working interest with respect to any Well or Subsidiary Well in an amount greater than the working interest set forth in Exhibit B for such Well or Subsidiary Well (unless the NRI for such Well or Subsidiary Well is greater than the NRI set forth for such Well or Subsidiary Well in Exhibit B in the same (or greater) proportion as any increase in such working interest);

(b)         preferential rights to purchase and any consents (including customary post-Closing consents), and any required notices to, or filings with, governmental authorities in connection with the consummation of the transactions contemplated by this Agreement;

(c)         liens for taxes or assessments not yet due or delinquent; or, if delinquent, that are being contested in good faith;

(d)         conventional rights of reassignment upon final intention to abandon or release the Assets or Subsidiary Assets, or any of them;

(e)         such Title Defects as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;

(f)         all applicable permits and laws and all rights reserved to or vested in any governmental authority (i) to control or regulate any Asset or Subsidiary Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset or Subsidiary Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset or Subsidiary Asset to any governmental authority with respect to any franchise, grant, license or permit;

(g)         rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

Appendix I to PSA

(h)         easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation, or use of the Assets or Subsidiary Assets as currently operated and used; provided, however, that same do not restrict Buyer’s right to access the Assets or Subsidiary Assets or drill, develop, extract, or access the hydrocarbons associated with the Assets or Subsidiary Assets, as such Asset were accessed immediately prior to Closing;

(i)          vendors’, carriers’, warehousemens’, repairmens’, mechanics’, workmens’, materialmens’, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(j)          liens created under Leases, Subsidiary Leases, permits, easements, rights-of-way, Contracts or Subsidiary Contracts, or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)         any encumbrance affecting the Assets or Subsidiary Assets that is discharged by Seller at or prior to Closing;

(l)          any matters set forth in Exhibit A,  Exhibit B,  Exhibit C or Exhibit D;

(m)        calls on production under existing Contracts or Subsidiary Contracts that can be terminated upon not more than sixty (60) days’ notice;

(n)         limitations (including drilling and operating limitations) imposed on the Assets or Subsidiary Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners);

(o)         all depth restrictions or limitations applicable to any Asset or Subsidiary Asset set forth in Exhibit B or contained in any Leases or Subsidiary Leases, permits, easements, rights-of-way or Contracts or Subsidiary Contracts; provided, however, that such limitation does not affect or restrict Buyer’s ability to drill, develop, or extract hydrocarbons from the Target Formation of the applicable Well or Subsidiary Well;

(p)         zoning and planning ordinances and municipal regulations;

(q)         defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings that have not occurred in the ten (10) year period prior to the Closing date;

(r)         defects arising out of a lack of survey, unless a survey is expressly required by applicable laws;

Appendix I to PSA

(s)         defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action results in another person’s actual and superior claim of title to the relevant Asset or Subsidiary Asset that have not occurred in the ten (10) year period prior to the Closing date;

(t)          defects based on a gap in Seller’s chain of title to any Asset, or EnerVest Mesa’s chain of title to any Subsidiary Asset, in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(u)         defects based upon the failure to record any right-of-way included in the Assets or Subsidiary Assets or any assignments of interests in such rights-of-way included in the Assets or Subsidiary Assets in any applicable county records, unless such failure has resulted in another person’s actual and superior claim of title to the relevant Asset or Subsidiary Asset, as applicable;

(v)         any encumbrance or loss of title resulting from Seller’s, or EnerVest Mesa’s, conduct of business in compliance with this Agreement;

(w)        defects arising from Leases failing to have pooling provisions;

(x)         defects arising from any change in laws after the date hereof;

(y)         defects that affect only which person has the right to receive royalty payments (rather than the amount of the proper payment of such royalty payment);

(z)         defects arising from any encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest, unless such encumbrance is a mortgage that is in default or under which foreclosure proceedings are pending or threatened;

(aa)       defects based solely on: (i) lack of information in Seller’s files or (ii)  any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(bb)       defects arising from any prior oil and gas lease relating to the Lands or Subsidiary Lands not being surrendered of record, unless Buyer provides reasonable evidence of another person’s actual and superior claim of title to the relevant Lease, Subsidiary Lease, Well or Subsidiary Well, including without limitation evidence that such Lands or Subsidiary Lands being held by production;

(cc)       in the case of any Future Well, any easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights, renewals or extension of any lease, unit designations, production and drilling units, or production sharing arrangements (in each case) not yet formed, obtained, or created;

(dd)       all defects or irregularities resulting from the failure to record releases of encumbrances or production payments that have expired on their own terms; and

Appendix I to PSA

(ee)       any maintenance of uniform interest provision.

8.          Title Defects; Title Defect Amounts.

(a)         A  “Title Defect” shall mean any encumbrance that causes Seller not to have Defensible Title in and to any Asset or Subsidiary Asset; provided that Permitted Encumbrances shall not be considered Title Defects.

(b)         The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect determined in accordance with the following:

(i)          If the Title Defect is a deficiency in NRI, the Title Defect Amount shall be equal to the product of (A) the Allocated Value of the affected Asset or Subsidiary Asset, multiplied by, (B) a fraction, (1) the numerator of which is the difference between Seller’s actual NRI and the NRI set forth on Exhibit B for the Title Defect Property, and (2) the denominator of which is the NRI set forth on Exhibit B for such Title Defect Property.

(ii)         If the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Asset or Subsidiary Asset, as applicable.

(iii)       If the Title Defect is not of the type described in subsection 8(b)(i) or 8(b)(ii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated cost to cure the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation.  The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

(iv)        Notwithstanding anything to the contrary in this Appendix I Section 8, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment) shall not exceed (A) the reasonable cost and expense of curing such Title Defect (if such Title Defect is reasonably capable of being cured) or (B) the Allocated Value of such Title Defect Property.

9.          Independent Expert.

(a)         Any disputes regarding Title Defects, Environmental Defects, Title Defect Amount, Remediation Amount, appropriate cure of any Title Defect or Remediation of any Environmental Defect, or the Final Settlement Statement or

Appendix I to PSA

other accounting matters that are not resolved within one hundred fifty (150) days following Closing may be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute.  The Independent Expert shall be selected by Buyer and Seller (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice.  The Independent Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Independent Expert in the process of resolving such dispute.  For any title matter, the Independent Expert must have not less than ten (10) years’ experience as a lawyer with experience in oil and gas titles involving properties in the same geographic region in which the Assets are located.  For any environmental matter, the Independent Expert must have not less than ten (10) years’ experience in environmental matters involving oil and gas properties in the same geographic region in which the Assets are located.  If disputes exist with respect to both title and environmental matters, the Parties will conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Independent Experts.  For any Final Settlement Statement or accounting matter, the Independent Expert shall be the Houston, Texas office of the American Arbitration Association.

(b)         If Buyer and Seller fail to select an Independent Expert within the fifteen (15) day period referred to in Appendix I Section 9(a) above, within three (3) days thereafter, each of Buyer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between Buyer and Seller.  Buyer and Seller shall each bear its own costs and expenses incurred in connection with any such proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.

(c)         Disputes to be resolved by an Independent Expert shall be resolved in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent such rules do not conflict with the terms of Appendix I and Appendix II, mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association.  The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(d)         Within five (5) business days following the receipt by either Party of written notice of a dispute, the Parties will exchange their written description of the proposed resolution of the disputed matters.  Provided that no resolution has been reached, within five (5) business days following the selection of the Independent Expert, the Parties shall submit to the Independent Expert the following: (i) this Agreement, (ii) Buyer’s written description of the proposed resolution of the

Appendix I to PSA

disputed matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, and (iv) the written notice of the dispute.

(e)         The Independent Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials (the “Independent Expert Decision”).  The Independent Expert Decision with respect to the disputed matters shall be limited to the selection of the single proposal for the resolution of the aggregate disputed matters proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Independent Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate disputed matters).

(f)         The Independent Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.

(g)         All proceedings under Appendix I Section 9(a) above shall be conducted in Harris County, Texas.

10.        Subsidiary Assets.   “Subsidiary Assets” shall mean all of EnerVest Mesa’s right, title and interest in and to the following, without duplication (excluding the Assets and the Excluded Assets) (a) the oil and gas leases more fully described on the attached Exhibit A, including, without limitation, working interests, reversionary interests, royalty interests, overriding royalty interests, net revenue interests, farmout rights, options and other rights to the leases, fee minerals in place and all other interests of any kind or character associated with such leases (collectively, the “Subsidiary Leases”) together with any leases that are pooled or unitized with any of the Leases and all lands covered by the Leases or such pools or units (the “Subsidiary Lands”); (b) all oil and gas wells, water wells and other wells located on or under the Leases and/or Lands, including the oil and gas wells more fully described on the attached Exhibit B (the “Subsidiary Wells”) and all hydrocarbons produced therefrom after the Effective Time; (c) all contracts affecting or associated with the Subsidiary Leases, Subsidiary Lands and Subsidiary Wells, including those set forth on the attached Exhibit C (excluding the Subsidiary Leases and Subsidiary Surface Rights, the “Subsidiary Contracts”); (d) all surface rights related to the Subsidiary Leases and Subsidiary Lands, including those set forth on the attached Exhibit D (the “Subsidiary Surface Rights”); (e) all offices set forth on the attached Exhibit E (including any owned or leased real or personal property relating thereto and to the extent they may be assigned, any personal computers, network equipment and associated peripherals located thereon); and (f) (with consent, if applicable, but without payment of any fee unless Buyer agrees in writing to pay such fee) the associated equipment and facilities located on the Leases, Lands or Surface Rights and used in connection with operations thereon, including all drilling rigs, trucks, cars, vehicles, wellhead equipment, pumps, pumping units, hydrocarbon measurement facilities, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, pipe, parts, tools, and telemetry devices.

Appendix I to PSA

APPENDIX II

1.          Environmental Condition.  “Environmental Condition” shall mean a condition that causes an Asset or Subsidiary Asset (or Seller with respect to an Asset or EnerVest Mesa with respect to a Subsidiary Asset) not to be in compliance with an Environmental Law.  For the avoidance of doubt, (a) the fact that a Well or Subsidiary Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well or Subsidiary Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, (c) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Assets or Subsidiary Assets that arise by contract, lease terms, Environmental Laws or requested by any governmental authority shall not form the basis of an Environmental Condition, (d) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos shall not form the basis of an Environmental Condition, and (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

2.          Environmental Defect.  “Environmental Defect” shall mean an Environmental Condition existing as of the Effective Time with respect to a Lease or Subsidiary Lease or Well or Subsidiary Well.

3.          Environmental Laws.  “Environmental Laws” shall mean any applicable law (including common law), rule or regulation relating to the protection of the environment.

4.          Environmental Liabilities.  “Environmental Liabilities” shall mean all costs, damages, expenses, liabilities, obligations and other responsibilities arising from or under Environmental Laws, third party claims relating to the environment, or any other matter related to the environment and/or the condition of the Assets or Subsidiary Assets and which, in each case, relate to the Assets or Subsidiary Assets or the past, current or future ownership or operation of the same.

5.          Remediation.  “Remediation” shall mean, with respect to any Environmental Condition, the implementation and completion of the minimum remedial or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

6.          Remediation Amount.  “Remediation Amount” shall mean, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to Seller’s interest in the Assets, or EnerVest Mesa’s interest in the Subsidiary Assets, as applicable) of the lowest cost Remediation of such Environmental Condition that is reasonably effective and available and in minimum compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of

Appendix II to PSA

the presence of an Environmental Condition, (c) overhead costs of Buyer and/or its affiliates, or (d) any expenses relating to the assessment, remediation or other corrective actions of any asbestos, asbestos-containing materials or NORM.  The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.  Notwithstanding anything to the contrary in this Agreement, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any Environmental Defect Property shall not exceed the Allocated Value of such Environmental Defect Property.

Appendix II to PSA

The following exhibits and schedules were omitted from this agreement. The registrant agrees to furnish supplementally copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

Exhibit A-1 - Oil and gas leases subject to this agreement.

Exhibit A-2 - Oil and gas leases subject to this agreement.

Exhibit B-1 - Oil and gas wells, water wells and other wells subject to this agreement.

Exhibit B-2 - Oil and gas wells, water wells and other wells subject to this agreement.

Exhibit C - Contracts affecting or associated with the leases and wells subject to this agreement.

Exhibit D - Surface rights related to the leases subject to this agreement.

Exhibit E - Office facilities subject to this agreement.

Exhibit F-1 - Form of Assignment, Conveyance and Bill of Sale.

Exhibit F-2 - Form of Equity Interest Assignment.

Exhibit G - Excluded Assets

Exhibit H - Form of Transition Agreement

Exhibit I - Target Formation

Schedule 14(f) - Preferential rights to purchase or consents to assignment.

Schedule 14(h) - Uncured violations of applicable laws.

Schedule 14(i) - Over/under-production or over/under-deliveries of hydrocarbons.

Schedule 14(j) - Approved authorizations for expenditures.

Schedule 14(k) - Pending or threatened proceedings.

Schedule 14(l) - Royalties.

Schedule 14(o) - Compliance with laws.

Schedule 14(p) - Condemnations.

Schedule 14(r) - Suspense Funds.

Schedule 14(t) - Dry holes, or shut-in or otherwise inactive wells.

Schedule 14(v) - Notice of permit violations.